FIRST AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT NO. 1 (this “Amendment”) dated as of April 18, 2008, to the Rights Agreement dated as of July 17, 2001 (the “Rights Agreement”), between JOURNAL REGISTER COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Company”) and THE BANK OF NEW YORK, a New York banking corporation, as rights agent (the “Rights Agent”).

RECITALS

   WHEREAS the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights;

    WHEREAS the Company has directed the Rights Agent to enter into this Amendment pursuant to Section 27 of the Rights Agreement; and

     WHEREAS capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Rights Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Amendment, the Company and the Rights Agent, for themselves, their successors and assigns, agree as follows:

     Section 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended such that all references to “15%” in that definition shall be deleted and substituted with “30%” in lieu thereof;

(b) Section 1(b) of the Rights Agreement is hereby amended such that all references to “15%” in that Section shall be deleted and substituted with “30%” in lieu thereof;

(c) Section 3 of the Rights Agreement is hereby amended such that all references to “15%” in that Section shall be deleted and substituted with “30%” in lieu thereof; and

(d) the “Summary of Rights to Purchase Preferred Shares” in Exhibit C to the Rights Agreement is hereby amended such that all references to “15%” in that Exhibit shall be deleted and substituted with “30%” in lieu thereof.

     Section 2. Certification. The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this amendment complies with the terms of Section 27 of the Rights Agreement.

     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State, without giving effect to any conflict of laws provision or rule; provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the law of the State of New York applicable to contracts to be made and performed entirely within such State, without giving effect to any conflict of laws provision or rule.

     Section 4. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

     Section 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment may be executed and delivered by facsimile transmission.

     Section 5. Rights Agreement as Amended. Upon the effectiveness of this Amendment, the term “Rights Agreement” as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:	JOURNAL REGISTER COMPANY

By: /s/ Edward J. Yocum	By: /s/ James W. Hall
Name: Edward J. Yocum	Name: James W. Hall
Title: Senior Vice President & General	Title: Chairman & Chief Executive Officer
Counsel

THE BANK OF NEW YORK, as Rights Agent

By: /s/ John Siversten
Name: John Siversten
Title: Vice President